Exhibit 3.1

EXHIBIT A

CERTIFICATE OF DESIGNATION OF

SERIES B CONVERTIBLE PREFERRED STOCK OF
HEALTHLYNKED CORP.

HealthLynked Corp. (the “Corporation”), a corporation organized and existing under the laws of Nevada, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors of the Corporation has adopted resolutions (a) authorizing the issuance of up to 2,750,000 shares of Series B Convertible Preferred Stock, $0.001 par value per share (the “Preferred B Voting Stock”), of the Corporation from its total authorized 20,000,000 shares of “blank check” Preferred and (b) providing for the designations, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as set forth below:

1. Dividends and Distributions.

1.1. Dividend Rate and Rights. The Holder of the Preferred B Voting Stock shall be entitled to receive dividends or other distributions with the holders of the common stock (“Common Stock”) of the Corporation on an as converted basis when, as, and if declared by the Directors of the Corporation. Nothing contained herein shall be deemed to establish or require any payment or other charges in excess of the maximum permitted by applicable law. In the event that any payment required to be paid hereunder exceeds the maximum permitted by such law, any payments in excess of such maximum shall be reduced to the maximum amount permitted under applicable law.

1.2. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarter) or other distribution, the Corporation shall mail to the Holder, in the same manner as provided to the holders of the Common Stock, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

2. Conversion into Common Stock.

2.1. Notice of Conversion. Each Preferred B Voting Stock stockholder who desires to convert into the Corporation’s Common Stock must provide a three (3) day written notice to the Corporation of its intent to convert one or more shares of Preferred B Voting Stock into Common Stock. The Corporation may, in its sole discretion, waive the written notice requirement and allow the immediate exercise of the right to convert.

2.2. Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred B Voting Stock and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share (a half share being treated as a full share for this purpose). Such conversion shall be determined on the basis of the total number of shares of Preferred B Voting Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon aggregate conversion. Before the Holder shall be entitled to convert, he shall surrender the certificate or certificates representing Preferred B Voting Stock to be converted, duly endorsed or accompanied by proper instruments of transfer, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled. The Corporation shall, as soon as practicable after delivery of such certificates, or such agreement and indemnification in the case of a lost, stolen or destroyed certificate, issue and deliver to such holder of Preferred B Voting Stock a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred B Voting Stock to be converted.

2.3. Adjustments to Conversion Ratio

A. Merger or Reorganization. In case of any reorganization, consolidation or merger of the Corporation as a result of which holders of Common Stock become entitled to receive other stock or securities or property, or in case of any conveyance of all or substantially all of the assets of the Corporation to another corporation, the Corporation shall mail to each holder of Preferred B Voting Stock in the same manner as provided to the Common Stock holders a notice thereof, and each such holder shall, upon written notice by the Corporation to the holders of the Preferred B Voting Stock, convert such holder’s shares of Preferred B Voting Stock into shares of Common Stock pursuant to this Section 2 immediately prior to the closing of such reorganization, consolidation or merger of the Corporation, and thereafter receive the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Preferred B Voting Stock would have been entitled upon such reorganisation, consolidation, merger or conveyance.

B. Subdivision or Combination of Common Stock. If the Corporation at any time subdivides (by any stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into an adjusted number of shares, the Preferred B Voting Stock Conversion Ratio in effect immediately prior to such subdivision will be proportionately adjusted, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into an adjusted number of shares, the Preferred B Voting Stock Conversion Ratio in effect immediately prior to such combination will be proportionately adjusted.

2.4. No Impairment. The Corporation will not, by amendment of its Articles of Incorporation, or through any reorganization transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holder of the Preferred B Voting Stock against impairment.

2.5. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio of the Preferred B Voting Stock pursuant to this Section 2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder of Preferred B Voting Stock a certificate setting forth such adjustment or readjustment and the calculation on which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of the Holder of Preferred B Voting Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred B Voting Stock.

2.6. Common Stock Reserved. The Corporation shall take such action as is necessary to amend the Articles of Incorporation to authorize such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the Preferred B Voting Stock.

2.7 Right to Convert. Subject to and upon compliance with the provision of this Section 2, the Holder of the shares of Preferred B Voting Stock shall be entitled, at any time after December 31, 2022, to convert all or any such share of Preferred B Voting Stock into 5 shares of Common Stock (“Conversion Ratio”).

3. Liquidation Preference.

Distribution of Assets in Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the assets of the Corporation available for distribution to its stockholders shall be distributed to the Holder of Preferred B Voting Stock on an as converted basis and pro rata with the holders of Common Stock.

4. Voting Rights.

The record Holders of the Preferred B Voting Stock shall have the right to vote on any matter with holders of common stock voting together as one (1) class. The Holder of the shares of Preferred B Voting Stock shall have that number of votes (identical in every other respect to the voting rights of the holders of common stock entitled to vote at any regular or special meeting of the shareholders) equal to 100 common shares for each share of Preferred B Voting Stock held (which shall never be deemed less than 51% of the vote required to approve any action), which Nevada law provides may or must be approved by vote or consent of the holder of common shares or the holders of other securities entitled to vote, if any.

The record Holder of the Preferred B Voting Stock shall be entitled to the same notice of any regular or special meeting of the shareholders as may or shall be given to holders of common shares entitled to vote at such meetings. No corporate actions requiring majority shareholder approval or consent may be submitted to a vote of common shareholders which in any way precludes the Preferred B Voting Stock from exercising its voting or consent rights as though it is or was a common shareholder.

For purposes of determining a quorum for any regular or special meeting of the shareholders, the 2,750,000 shares of Preferred B Voting Stock shall be included and shall be deemed as the equivalent of the greater of 51% of all shares of Common Stock represented at and entitled to vote at such meetings, or the number of shares equal to 100 common shares for each share of Preferred B Voting Stock held.

5. Reissuance.

No shares of Preferred B Voting Stock acquired by the Corporation by reason of conversion or otherwise shall be reissued as Preferred B Voting Stock, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

6. Notices.

6.1. Notice Requirement. Within ten (10) business days of any adjustment of the Preferred B Voting Stock Conversion Ratio, the Corporation will give written notice thereof to the Holders of shares of Preferred B Voting Stock. The Corporation will give written notice to the Holder of shares of Preferred B Voting Stock at least ten (10) days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, or (b) with respect to any pro rata subscription offer to holders of Common Stock.

6.2. Form of Notice. Unless otherwise specified in the Corporation’s Articles of Incorporation or Bylaws, all notices or communications given hereunder shall be in writing and, if to the Corporation, shall be delivered to it as its principal executive offices, and if to the Holder of Preferred B Voting Stock, shall be delivered to it at its address as it appears on the stock books of the Corporation.

[THIS SPACE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series B Convertible Preferred Stock of HealthLynked Corp. to be signed by its Chief Executive Officer on this 18th day of August 2020.

HEALTHLYNKED CORP.

By	/s/ George O’Leary
Name:	George O’Leary
Title:	Chief Financial Officer

HEALTHLYNKED CORP.
CONVERSION NOTICE

Reference is made to the Certificate of Designation of Series B Convertible Preferred Stock 1of HealthLynked Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Voting Stock, $0.001 par value per share (the “Preferred Shares”), of HealthLynked Corp., a Nevada corporation (the “Company”), indicated below into shares of the Company’s common stock, as of the date specified below.

Date of Conversion:_________________________________________________

Number of Preferred Shares to be converted (5 common stock shares for each Series B Voting Share):__________________________________________________________

Share certificate no(s). of Preferred Shares to be converted (if applicable):_________

Tax ID Number (if applicable)/SSN:____________________________________

Conversion Price:

Number of shares of common stock to be issued:___________________________

Please issue the shares of common stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:____________________________________

____________________________________

Address:____________________________________

Telephone Number:____________________________

Facsimile Number:____________________________

Holder:____________________________________

By:_________________________

Title:_______________________

Dated:_________________________

Account Number (if electronic book entry transfer):_________________________

Transaction Code Number (if electronic book entry transfer):_______________________